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                                                                   EXHIBIT 10.15

                                yesmail.com, inc.
                              Employment Agreement


     yesmail.com, inc., referred to as EMPLOYER, and D. Todd Love, referred to herein as EMPLOYEE, do, on July 29, 1999, for and in consideration of the mutual covenants contained herein, the adequacy and sufficiency of which is hereby acknowledged, agree as follows:

     1. Title. EMPLOYEE is engaged to act as Vice President, Network Development for yesmail.com, inc. beginning on a commencement date on or about 8/10/99.

     2. Employee Manual. As to those items not specified herein, the relationship between the parties shall be governed by the general employment manual, dated December 1, 1998, and any additions and replacements thereto.

     3. Compensation. EMPLOYEE's compensation will be comprised of three (3) parts:

          a. SALARY. As compensation for EMPLOYEE's services herein, EMPLOYEE shall receive a salaried rate of $175,000 per annum. Said salaried rate shall be paid semi-monthly or in consistent compliance with the yesmail.com, inc. salary compensation policy.

          b. BONUS. As additional compensation, EMPLOYEE shall be eligible for a bonus, based upon performance, of up to $100,000 annually. The bonus shall be based on performance criteria which will be established in conjunction with the Chief Executive Officer. $25,000 of the annual bonus shall be guaranteed for the first four years of employment and shall be paid monthly.

          c. EQUITY. As further compensation, EMPLOYER will grant EMPLOYEE options to purchase stock in yesmail.com, inc. in an amount of 450,000 shares (Number of shares shall be subject to a reverse split which will affect all outstanding shares and options prior to yesmail.com IPO). The options shall be issued pursuant to the employee option plan of yesmail.com, inc. and pursuant to a formal grant letter or option agreement under such plan, so long as the other conditions pursuant to such stock option plan are met by EMPLOYEE. As discussed with EMPLOYEE, certain provisions of EMPLOYEE's option plan shall include:

               - In the event of change of control, EMPLOYEE's vesting schedule shall not be extended without express approval of EMPLOYEE.

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               -    In the event of change of control, EMPLOYEE shall be
                    protected by the plan's relocation provision which shall accelerate vesting in the event yesmail.com is relocated more than 50 miles from its then current location, regardless of EMPLOYEE's office location.

          d. BENEFITS. As additional compensation, EMPLOYEE shall be permitted to participate in the various group benefit plans as EMPLOYER may from time to time adopt to the same extent other employee's of EMPLOYER may participate, but subject to income limitations and restrictions, and other any other limitations or restrictions based upon EMPLOYEE's particular circumstances, imposed by state, federal or local statute or regulation for participation in such plans.

     4. Severance. If EMPLOYEE is terminated for a reason other than cause, EMPLOYEE shall receive six months compensation as severance pay upon such termination.

     5. Confidentiality. EMPLOYER may from time to time during the course of EMPLOYEES service reveal certain confidential/trade secret or proprietary information to EMPLOYEE. EMPLOYEE shall not, in any case, reveal any confidential/trade secret or proprietary information to any other parties.

     6. Full Time Employment. EMPLOYEE agrees that the duties herein shall be full time. EMPLOYEE shall not engage in other business ventures or employment deemed direct competitors by the EMPLOYER without the prior approval of EMPLOYER.

     7. Intellectual Property of Employer. EMPLOYEE agrees to promptly disclose to EMPLOYER any inventions or processes discovered by the EMPLOYEE which are made at the behest or in connection with the duties of EMPLOYEE, or which are reasonably related to the business of EMPLOYER during the term of employment, and hereby assigns any and all rights in said inventions or processes to EMPLOYER.

     8. Execution of Documents. EMPLOYEE shall execute any documents reasonably requested by EMPLOYER for patents or other legal steps which EMPLOYER may desire to take to perfect its rights in any inventions.

     9. At-Will Employee. This agreement clarifies certain rights and duties of EMPLOYER and EMPLOYEE. This agreement may be terminated at any time by EMPLOYER, in EMPLOYER's sole discretion. EMPLOYEE recognizes he is employed as an "at-will" employee and that this agreement may be terminated at any time and at EMPLOYER's sole discretion.


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     10.  Non-Competition Provision. EMPLOYEE agrees to refrain from accepting employment, for a period of six months, after termination of this agreement, from firms in direct competition with yesmail.com.

     11. Return of Employer Property. Upon termination of this agreement, EMPLOYEE shall return all materials belonging to EMPLOYER.

     12. Arbitration. Any disputes under this agreement, including those relating to non-competition shall be submitted to arbitration with a single arbitrator under the rules of the American Arbitration Association. Any ruling made by the arbitrators shall be final and may be entered as a judgment in any court of competent jurisdiction.

     13. Non-Solicitation of Customers. EMPLOYEE shall not solicit any customer of the EMPLOYER, including any past customers of the EMPLOYER who have done business with the EMPLOYER during the past three years, to purchase any product or service which could be supplied by the EMPLOYER.

     14. Non-Solicitation of Employees. EMPLOYEE shall not solicit any employees of the EMPLOYER to perform any act in contravention of this Agreement or to terminate their employment with the EMPLOYER for (12) months following separation.

     15. Non-Interference. EMPLOYEE shall not take any action to harm the EMPLOYER or its products and shall not take any action, at any time, which is designed to hamper the productivity of the EMPLOYER.

     16. Injunctive Relief for Employer. In the event of a breach or threatened breach of this Agreement by EMPLOYEE, the EMPLOYER shall be entitled, in addition to any other relief provided at law or equity, an injunction restraining EMPLOYEE from disclosing confidential information, or soliciting customers or employees.

Agreed to and accepted on this the 3rd day of August, 1999.



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yesmail.com, inc.,
by David M. Tolmie, its Chief Executive Officer


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